Free Writing Prospectus filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated August 2, 2017 to the Prospectus dated

February 7, 2017. Registration Statement

No. 333-215924

PRICING TERM SHEET

Dated as of August 2, 2017

GENERAL MOTORS COMPANY

Floating Rate Senior Notes due 2020

4.200% Senior Notes due 2027

5.150% Senior Notes due 2038

5.400% Senior Notes due 2048

The information in this pricing term sheet relates only to the offering of the Notes and should be read together with the preliminary prospectus supplement of General Motors Company dated August 2, 2017 (the “Preliminary Prospectus Supplement”) to its prospectus dated February 7, 2017, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Terms Applicable to the Notes

Issuer:	General Motors Company

Trade Date:	August 2, 2017

Settlement Date:	August 7, 2017 (T+3)

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Joint Lead Managers:	Citigroup Global Markets Inc. SG Americas Securities, LLC Barclays Capital Inc. BBVA Securities Inc. BNP Paribas Securities Corp. Commerz Markets LLC Mizuho Securities USA LLC RBS Securities Inc.

Co-Managers:	Credit Agricole Securities (USA) Inc. ICBC Standard Bank Plc Lloyds Securities Inc. RBC Capital Markets, LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC

Banco Bradesco BBI S.A.

BB Securities Limited

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

Santander Investment Securities Inc.

BNY Mellon Capital Markets, LLC

PNC Capital Markets LLC

Mischler Financial Group, Inc.

Samuel A. Ramirez & Company, Inc.

The Williams Capital Group, L.P.

Terms Applicable to the

Floating Rate Senior Notes due 2020

Title of Securities:	Floating Rate Senior Notes due 2020

Security Type:	Senior Unsecured Notes

Principal Amount:	$500,000,000

Price to Public:	100.000%, plus accrued and unpaid interest, if any, from August 7, 2017

Maturity Date:	August 7, 2020

Interest Rate Basis:	Three-month LIBOR

Spread to LIBOR:	+ 80 bps

Interest Payment Dates:	February 7, May 7, August 7 and November 7, beginning November 7, 2017

Interest Rate Determination:	Three-month LIBOR, determined as of two London business days prior to the settlement date or the relevant interest reset date, as applicable, plus 0.800% per annum

Interest Reset Dates:	Quarterly on February 7, May 7, August 7 and November 7, commencing on November 7, 2017

Initial Interest Reset Period:	Period from and including August 7, 2017 to but excluding the first interest reset date

Day Count Convention:	Actual / 360

Redemption:	The notes shall not be redeemable prior to their maturity

Regular Record Dates:	15 calendar days prior to each interest payment date

Calculation Agent:	The Bank of New York Mellon

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings*:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

CUSIP / ISIN:	37045VAM2 / US37045VAM28

Terms Applicable to the 4.200% Senior Notes due 2027

Title of Securities:	4.200% Senior Notes due 2027

Security Type:	Senior Unsecured Notes

Principal Amount:	$750,000,000

Price to Public:	99.852%, plus accrued and unpaid interest, if any, from August 7, 2017

Maturity Date:	October 1, 2027

Coupon (Interest Rate):	4.200% per year

Yield to Maturity:	4.217%

Spread to Benchmark Treasury:	+ 195 bps

Benchmark Treasury:	2.375% due May 15, 2027

Benchmark Treasury Price and Yield:	100-30; 2.267%

Interest Payment Dates:	April 1 and October 1, beginning April 1, 2018

Record Dates:	March 15 and September 15

Day Count Convention:	30 / 360

Make-whole Call:	T+30 bps prior to July 1, 2027

Par Call:	On or after July 1, 2027

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings*:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

CUSIP / ISIN:	37045VAN0 / US37045VAN01

Terms Applicable to the

5.150% Senior Notes due 2038

Title of Securities:	5.150% Senior Notes due 2038

Security Type:	Senior Unsecured Notes

Principal Amount:	$1,000,000,000

Price to Public:	99.937%, plus accrued and unpaid interest, if any, from August 7, 2017

Maturity Date:	April 1, 2038

Coupon (Interest Rate):	5.150% per year

Yield to Maturity:	5.154%

Spread to Benchmark Treasury:	+ 230 bps

Benchmark Treasury:	3.000% due February 15, 2047

Benchmark Treasury Price and Yield:	102-28+; 2.854%

Interest Payment Dates:	April 1 and October 1, beginning April 1, 2018

Record Dates:	March 15 and September 15

Day Count Convention:	30 / 360

Make-whole Call:	T+35 bps prior to October 1, 2037

Par Call:	On or after October 1, 2037

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings*:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

CUSIP / ISIN:	37045VAP5 / US37045VAP58

Terms Applicable to the

5.400% Senior Notes due 2048

Title of Securities:	5.400% Senior Notes due 2048

Security Type:	Senior Unsecured Notes

Principal Amount:	$750,000,000

Price to Public:	99.927%, plus accrued and unpaid interest, if any, from August 7, 2017

Maturity Date:	April 1, 2048

Coupon (Interest Rate):	5.400% per year

Yield to Maturity:	5.404%

Spread to Benchmark Treasury:	+ 255 bps

Benchmark Treasury:	3.000% due February 15, 2047

Benchmark Treasury Price and Yield:	102-28+; 2.854%

Interest Payment Dates:	April 1 and October 1, beginning April 1, 2018

Record Dates:	March 15 and September 15

Day Count Convention:	30 / 360

Make-whole Call:	T+40 bps prior to October 1, 2047

Par Call:	On or after October 1, 2047

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings*:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings

CUSIP / ISIN:	37045VAQ3 / US37045VAQ32

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant prospectus in making their investment decisions. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 and Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

This communication is not intended to be a confirmation as required under Rule 10b-10 of the Securities Exchange Act of 1934. A formal confirmation will be delivered to you separately. This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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